EXHIBIT 4.05

DATED 29 AUGUST 2008

TRUST DEED FOR

THE NEW SHIRE

INCOME ACCESS TRUST

Slaughter and May
 One Bunhill Row
London EC1Y 8YY
(RCS/AYB/CPXM)

CE080430039

THIS TRUST DEED is made on 29 August 2008

BETWEEN

1.
LLOYDS TSB OFFSHORE TRUST COMPANY LIMITED, a company limited by shares incorporated and registered in Jersey under no. 7748, whose registered office is at PO Box 160, 25 New Street, St Helier, Jersey JE4 8RG, as trustee; and

2.	SHIRE LIMITED, a public company limited by shares incorporated and registered in Jersey under no. 99854, whose registered office is at 22 Grenville Street, St Helier, Jersey JE4 8PX ("New Shire").

WHEREAS

(A)	Old Shire intends to issue the Income Access Share to the Trustee in order to give effect to the Income Access Share Arrangements.

(B)
The Trustee has agreed to declare a trust over the Income Access Share, any amounts paid to it by way of dividend on the Income Access Share and any interest or other income earned by it on such dividend amounts on the terms set out herein.

(C)	The Parties accordingly wish to enter into this Trust Deed.

1.	INTERPRETATION

1.1	Definitions

In this Trust Deed:

	"ADS"	means an American depositary share issued by the ADS Depositary, representing three New Shire Shares;

"ADS Deposit Agreement"
means the deposit agreement between New Shire, the depositary for the time being (being JPMorgan Chase Bank, N.A. at the date of this Trust Deed), and the holders from time to time of the ADSs issued thereunder;

"Depositary Shareholders"
means the person (or persons) identified in the register of members of New Shire from time to time as the legal owner (or legal owners) of the New Shire Shares held pursuant to the ADS Deposit Agreement (being Guaranty Nominees Limited at the date of this Trust Deed);

	"Circular"	means the circular dated 16 April 2008 issued by Old Shire relating to the Scheme;

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“Cured Non-Compliant Electing Shareholder"	means an Electing Shareholder who was a Non-Compliant Electing Shareholder but in respect of whom the relevant restriction notice (as such term is defined in the New Shire Articles) has been cancelled;

“Cured Non-Compliant Electing Depositary Shareholder"
means an Electing Depositary Shareholder who was a Non-Compliant Electing Depositary Shareholder but in respect of whom the relevant restriction notice (as such term is defined in the New Shire Articles) has been cancelled;

"Elected Account"
means an Electing Shareholder's or Electing Depositary Shareholder's designated account containing New Shire Shares in respect of which an election has been made (or is deemed to have been made) to receive a dividend on the Income Access Share instead of on the New Shire Shares in that designated account;

"Electing Depositary Shareholder"
means each Depositary Shareholder who has elected to receive a dividend on the Income Access Share instead of a dividend on a New Shire Share (and has not agreed to waive or forfeit its right to payment of a dividend on the relevant New Shire Share);

"Electing Shareholder"
means each New Shire Shareholder, other than any Depositary Shareholder, who has elected (or is deemed to have elected) to receive a dividend on the Income Access Share instead of a dividend on a New Shire Share (and has not agreed to waive or forfeit its right to payment of a dividend on the relevant New Shire Share);

"Income"	means any interest or other income earned on any amount held in the Trust which represents a dividend paid on the Income Access Share;

"Income Access Share"	means a redeemable share in the capital of Old Shire classified as an income access share, which may be created by Old Shire and issued by Old Shire to the Trustee;

"Income Access Share Arrangements"	means the arrangements relating to the Income Access Share as described in the Circular;

"New Shire Articles"	means the articles of association of New Shire;

"New Shire Dividend Equivalent Amount"
means any amount paid by New Shire to an Electing Shareholder or an Electing Depositary Shareholder by way of dividend on the New Shire Shares in an Elected Account (which amount shall for this purpose include the amount of any tax required to be withheld or deducted by New Shire from that dividend);

"New Shire Shares"	means the issued ordinary shares in the capital of New Shire from time to time;

"New Shire Shareholders"	means the person or persons identified in the register of members of New Shire from time to time as the legal owner(s) of New Shire Shares;

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"Non-Compliant Electing Depositary Shareholder"
means an Electing Depositary Shareholder in respect of whom New Shire has issued and not cancelled a restriction notice (as such term is defined in the New Shire Articles) in accordance with Article 15 of the New Shire Articles pursuant to which dividends which would otherwise be payable in respect of the New Shire Shares held by the Electing Depositary Shareholder are to be withheld;

"Non-Compliant Electing Shareholder"
means an Electing Shareholder in respect of whom New Shire has issued and not cancelled a restriction notice (as such term is defined in the New Shire Articles) in accordance with Article 15 of the New Shire Articles pursuant to which dividends which would otherwise be payable in respect of the New Shire Shares held by the Electing Shareholder are to be withheld;

"Old Shire"	means Shire Biopharmaceuticals Holdings Limited, a private limited company incorporated and registered in England and Wales under no. 05492592;

"Parties"	means the parties to this Trust Deed;

"Scheme"	means the scheme of arrangement of Old Shire which became effective on 23 May 2008;

"Special Dividend"
means a dividend paid on the Income Access Share which is designated as a "Special Dividend" by a notice given to the Trustee by Old Shire in advance of the dividend's being paid, which notice specifies the Cured Non-Compliant Electing Shareholders and/or the Cured Non-Compliant Electing Depositary Shareholders in relation to that dividend:

"Trust"	means the trust created under this Trust Deed;

"Trust Deed"	means this trust deed as amended from Time to time;

"Trustee"	means the signatory to this Trust Deed as trustee and any other person appointed from time to time as trustee under the terms of this Trust Deed;

"Trust Property"	means:

(i)	the Income Access Share;

(ii)	any and all amounts paid to the Trustee by way of dividend on the Income Access Share; and

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	(iii)	any Income; and

"VAT"		means value added tax chargeable pursuant 10 the Value Added Tax Act 1994 and any other similar sales or turnover tax within the European Union or elsewhere.

1.2	Interpretation

In construing this Trust Deed, unless otherwise specified:

	(A)	references 10 clauses and paragraphs are 10 clauses and paragraphs of this Trust Deed;

	(B)	words denoting the singular shall include the plural and vice versa;

	(C)	use of any gender includes the other genders;

(D)
references to a "person" shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality) and references to a "company" shall be construed to include any company, corporation or other body corporate, wherever and however incorporated or established;

	(E)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(F)
a reference to any other document referred to in this Trust Deed is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Trust Deed) from time to time unless otherwise indicated;

	(G)	headings and titles are for convenience only and do not affect the interpretation of this Trust Deed;

(H)
the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

	(I)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

	(J)	"sterling" denotes the lawful currency of the United Kingdom and "dollar" denotes the lawful currency of the United States of America; and

(K)
for the purposes of calculating the New Shire Dividend Equivalent Amount, where the dividend payment made by New Shire is made in one currency and the corresponding amount paid to the Trustee is paid in another currency, the New Shire Dividend Equivalent Amount will be calculated by converting the amount paid by New Shire into that other currency at such rate as New Shire shall consider appropriate.

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2.	ESTABLISHMENT OF THE TRUST

2.1	New Shire shall transfer to the Trustee an amount equal to the subscription price of the income Access Share and, subject to the provisions of clause 2.2, the Trustee hereby irrevocably declares that:

	(A)	it will hold those funds on trust for New Shire pending the application of those funds in accordance with paragraph (8) below;

	(B)	it will apply those funds in subscribing for the Income Access Share; and

	(C)	it will hold the Income Access Share on trust for New Shire.

At the sole discretion of the Trustee, the Trustee may direct New Shire to transfer the funds referred to in this clause 2.1 directly 10 Old Shire, and such transfer shall satisfy New Shire's obligations under this clause 2.1.

2.2		In the event that dividends are paid (not just declared) on the Income Access Share, the Trustee shall hold:

(A)
subject to clause 2.2(D) below, (i) any and all sterling amounts paid to it by way of dividend on the Income Access Share other than a Special Dividend on trust for the Electing Shareholders (save for the Non-Compliant Electing Shareholders, if any) and (ii) any and all sterling amounts paid to it by way of Special Dividend on the Income Access Share on trust for the relevant Cured Non-Compliant Electing Shareholders, in each case in accordance with the number of New Shire Shares in their respective Elected Accounts;

(B)
subject to clause 2.2(D) below, (i) any and all dollar amounts paid to it by way of dividend on the Income Access Share other than a Special Dividend on trust for the Electing Depositary Shareholders (save for the Non-Compliant Electing Depositary Shareholders, if any) and (ii) any and all dollar amounts paid to it by way of Special Dividend on the Income Access Share on trust for the relevant Cured Non-Compliant Electing Depositary Shareholders, in each case in accordance with the number of New Shire Shares in their respective Elected Accounts;

	(C)	any and all Income on trust for Old Shire; and

(D)
any and all amounts paid to it by way of dividend on the Income Access Share which (when taken together with the amount of any tax required to be withheld or deducted by Old Shire in relation to the payment of those amounts):

(a)	would, but for the application of this clause 2.2(D), be held pursuant to clauses 2.2(A) or 2.2(B) for an Electing Shareholder or an Electing Depositary Shareholder; and

(b)	equate to a New Shire Dividend Equivalent Amount received by that Electing Shareholder or Electing Depositary Shareholder,

on trust for Old Shire

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2.3	The Trustee undertakes thai it will pay:

(A)
subject to clause 2.3(D) below, (i) the sterling amounts paid to it by way of dividend on the Income Access Share other than a Special Dividend to the Electing Shareholders (save for the Non-Compliant Electing Shareholders, if any) and (ii) the sterling amounts paid to it by way of Special Dividend on the Income Access Share to the relevant Cured Non-Compliant Electing Shareholders, in each case in accordance with the number of New Shire Shares in their respective Elected Accounts;

(B)
subject to clause 2.3(d) below, (i) the dollar amounts paid to it by way of dividends on the Income Access Share other than a Special Dividend to the Electing Depositary Shareholders (save for the Non-Compliant Electing Depositary Shareholders, if any) and (ii) the dollar amounts paid to it by way of Special Dividend on the Income Access Share to the relevant Cured Non-Compliant Electing Depositary Shareholders, in each case in accordance with the number of New Shire Shares in their respective Elected Accounts;

	(C)	any Income to Old Shire; and

(D)
any amounts paid to it by way of dividend on the Income Access Share which (when taken together with the amount of any tax required to be withheld or deducted by Old Shire in relation to the payment of those amounts):

		(a)	would, but for the application of clause 2.2(D), be held pursuant to clauses 2.2(A) or 2.2(B) for an Electing Shareholder or an Electing Depositary Shareholder; and

		(b)	equate to a New Shire Dividend Equivalent Amount received by thaI Electing Shareholder or Electing Depositary Shareholder,

to Old Shire.

The Trustee further undertakes that it will carry out the Trust and administer the Trust Property subject to the terms and conditions herein set out and subject to the provisions of any applicable law.

2.4	The trust constituted in accordance with clauses 2.1, 2.2 and 2.3 shall be known as the New Shire Income Access Trust.

3.	OBJECT AND PURPOSE

3.1	The primary object and purpose of the Trust is for the Trustee to receive:

(A)
as trustee for the Electing Shareholders in accordance with their respective holdings of New Shire Shares in their Elected Accounts, any sterling amounts paid by way of dividend on the Income Access Share other than amounts which (when taken together with the amount of any tax required to be withheld or deducted by Old Shire in relation to the payment of that amount):

		(a)	would, but for the application of clause 2.2(D), be held pursuant to clause 2.2(A) for an Electing Shareholder; and

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		(b)	equate to a New Shire Dividend Equivalent Amount received by that Electing Shareholder,

as described in clause 2.2(A) and to pay any such amounts to the Electing Shareholders on the pro rata basis described in clause 2.3(A); and

(B)
as trustee for the Electing Depositary Shareholders in accordance with their respective holdings of New Shire Shares in their Elected Accounts, any dollar amounts paid by way of dividend on the Income Access Share other than amounts which (when taken together with the amount of any lax required to be withheld or deducted by Old Shire in relation to the payment of thai amount):

		(a)	would, but for the application of clause 2.2(D), be held pursuant to clause 2.2(8) for an Electing Depositary Shareholder: and

		(b)	equate to a New Shire Dividend Equivalent Amount received by that Electing Depositary Shareholder,

as described in clause 2.2(B) and to pay any such amounts to the Electing Depositary Shareholders on the pro rata basis described in clause 2.3(B).

3.2	Notwithstanding any provision to the contrary contained in this Trust Deed, no Electing Shareholder or Electing Depositary Shareholder shall acquire any right to or in respect of any benefits from the Trust, whether actual or conditional, other than the rights and benefits in respect of dividends paid on the Income Access Share expressly conferred on such Electing Shareholders and Electing Depositary Shareholders by this Trust Deed, and without limiting the generality of the foregoing:

(A)
no Electing Shareholder or Electing Depositary Shareholder shall acquire any right to enforce the payment of a dividend declared by Old Shire on the Income Access Share, such right being reserved solely for the Trustee as holder of the legal title to the Income Access Share, or any other rights against Old Shire;

	(B)	no Electing Shareholder or Electing Depositary Shareholder shall acquire any right to, or interest (whether legal or beneficial) in, the Income Access Share or any Income; and

(C)
no Electing Shareholder or Electing Depositary Shareholder shall acquire any right to, or interest (whether legal or beneficial) in any amounts paid by way of dividend on the Income Access Share which (when taken together with the amount of any tax required to be withheld or deducted by Old Shire in relation to the payment of that amount):

		(a)	would, but for the application of clause 2.2(D), be held pursuant to clauses 2.2(A) or 2.2(B) for an Electing Shareholder or an Electing Depositary Shareholder: and

		(b)	equate to a New Shire Dividend Equivalent Amount received by that Electing Shareholder or Electing Depositary Shareholder.

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4.	APPOINTMENT OF TRUSTEE

4.1	New Shire shall be entitled to appoint the Trustee from time to time and shall equally be entitled to terminate the appointment of any Trustee.

4.2	The person who is signatory to this Deed as Trustee is hereby appointed as the initial Trustee.

5.	VACATION OF OFFICE BY TRUSTEE

5.1	A Trustee shall be entitled at any lime to resign as the Trustee by notice in writing to that effect given to New Shire.

5.2	A Trustee shall cease 10 be the Trustee upon the appointment of a replacement Trustee following the happening of any of the following events:

	(A)	if the existing Trustee is removed from office by New Shire;

	(B)	if the existing Trustee resigns as provided in clause 5.1.

6.	DUTIES OF TRUSTEE

The Trustee shall:

6.1	promote the primary object and purpose of the Trust and comply generally with the provisions of clauses 2 and 3;

6.2
comply with such directions as may be given to it by New Shire from time to time in relation to the issue of tax vouchers and certificates to Electing Shareholders and Electing Depositary Shareholders who become entitled, under the terms of the Trust, to amounts paid by way of dividend on the Income Access Share;

6.3	maintain proper accounting and other records of all transactions it concludes in its capacity as Trustee;

6.4	procure that the books and records of the Trust shall be written up regularly;

6.5
instruct the auditors of the Trust to disclose such information regarding the affairs of the Trust to any competent authority entitled to such information as such competent authority may from time to time legally require;

6.6
keep all books of account and financial records of the Trust at such place in England or Jersey as may be determined by New Shire and ensure that the same shall at all times be accessible to the Trustee, New Shire, Old Shire and the auditors of the Trust;

6.7
subject in all cases to clause 12, forthwith pay or direct the payment of all dividends paid on the Income Access Share into one or more banking accounts to be maintained by the Trustee with such branch or branches of such bank or banks as New Shire may determine, and ensure that all payments to be made on behalf of the Trust shall, insofar as it is practical, be made by cheque or BACS transfer drawn on such banking account or on one of such banking accounts;

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6.8	from time to time furnish New Shire and Old Shire with such information regarding the affairs of the Trust as New Shire or Old Shire may require; and

6.9	not transfer the Income Access Share otherwise than on the instructions of New Shire.

7.	POWERS OF TRUSTEE

The Trustee shall be empowered to deal with the Trust Property for the purposes and to achieve the objects of the Trust in terms of this Trust Deed and shall possess all such powers necessary or desirable for such purpose and for purposes ancillary thereto including, but without limitation, the powers, discretions and duties set out below, namely:

7.1
to open and operate any banking account and to draw and issue cheques and receive cheques, promissory notes and/or bills of exchange and to endorse any of the same for collection by the bank at which the said account was opened and to determine the manner in which and the signatures on the basis of which such banking account shall be operated;

7.2
to pay the dividends paid on the Income Access Share other than amounts which (when taken together with the amount of any tax required to be withheld or deducted by Old Shire in relation to the payment of that amount):

	(A)	would, but for the application of clause 2.2(D), be held pursuant to clauses 2.2(A) or 2.2(B) for an Electing Shareholder or an Electing Depositary Shareholder; and

	(B)	equate to a New Shire Dividend Equivalent Amount received by that Electing Shareholder or Electing Depositary Shareholder.

to the Electing Shareholders and Electing Depositary Shareholders on the basis contemplated in clause 2.3;

7.3	to pay any Income to Old Shire on the basis contemplated in clause 2.3;

7.4
to pay any amount of any dividend paid on the Income Access Share which (when taken together with the amount of any tax required to be withheld or deducted by Old Shire in relation to the payment of those amounts):

	(A)	would, but for the application of clause 2.2(D), be held pursuant to clauses 2.2(A) or 2.2(B) for an Electing Shareholder or an Electing Depositary Shareholder; and

	(B)	equate to a New Shire Dividend Equivalent Amount received by that Electing Shareholder or Electing Depositary Shareholder,

to Old Shire on the basis contemplated in clause 2.3;

7.5	to sue for, recover and receive all debts, all sums of money, goods, effects and other things whatsoever, which may become due, owing, payable or which may belong to the Trust;

7.6	to defend, oppose, adjust, settle, compromise or submit to arbitration all accounts, debts, claims, demands, disputes, legal proceedings and matters which may subsist or arise between the Trust and

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any other person whatsoever and for the purposes aforesaid to do and execute all necessary acts and documents;

7.7
to attend all meetings of creditors of any person whatsoever indebted to the Trust, whether in provisional or final insolvency, liquidation, judicial management or otherwise and to vote for the election of liquidators and/or judicial managers and also to vote on all questions submitted to any such meeting of creditors and generally to exercise all rights accruing to a creditor;

7.8	to give receipts, releases or other effectual discharges for any sum of money or thing recovered by the Trust;

7.9	to delegate any of the powers or duties of the Trustee to any person, representative or agent of the Trustee; and

7.10
to employ accountants, attorneys, agents or brokers to transact all or any business of whatsoever nature required to be done pursuant to this Trust Deed, without thereby being responsible for the default of any such accountants, attorneys, agents or brokers or for any loss occasioned by such employment.

8.	BOOKS AND RECORDS

8.1	The auditors of the Trust shall be appointed by the Trustee from time to time with the prior approval of New Shire and once appointed, shall not be removed without the prior approval of New Shire.

8.2
The Trustee shall ensure that the Trust Property is at all times clearly identified as property that is subject to the Trust and kept separate from any of the Trustee's own assets whether of a similar nature or not.

8.3
The Trustee will from time to time determine the date on which the financial year of the Trust will end. Until otherwise determined, the financial year of the Trust will end on the last day of December in every year.

8.4
The Trustee shall procure the preparation of such audited financial statements in respect of the affairs of the Trust by the auditors as may be required by law or regulation applicable to the Trustee or the Trust or as may be requested by New Shire.

9.	DISCRETION OF TRUSTEE

Where reference is made in this Trust Deed to a discretion of the Trustee, such discretion shall mean the exclusive and absolute discretion of the Trustee as it deems fit.

10.	LIABILITY OF TRUSTEE

10.1
The Trustee shall not be held responsible, nor shall it in any way be liable, for any loss of the Trust Property or part thereof which may be sustained by anybody whatsoever as a result of any exercise of any power or discretion herein conferred, or as a result of endeavours made by it in good faith to give effect to its duties in terms hereof, or in consequence of the depreciation in value of the Trust Property, unless the Trustee shall have acted fraudulently or failed to perform its duties and exercise

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its powers with the care, diligence and skill which could reasonably be expected of a professional trust company.

10.2
New Shire hereby indemnifies the Trustee against all third party claims and demands of whatever nature thai may be made against the Trustee arising out of the exercise or purported exercise in good faith of any of the powers hereby conferred upon it (other than VAT and other than tax on the remuneration received by the Trustee for its services as Trustee), provided that the Trustee shall have performed its duties and exercised its powers with the care, diligence and skill which could reasonably be expected of a professional trust company.

11.	REMUNERATION

11.1
All costs, charges and expenses lawfully incurred by the Trustee in connection with the administration of the Trust Property including, but not limited to, the costs of legal proceedings brought by or against it in its capacity as such, but excluding VAT and excluding tax on the remuneration received by the Trustee for its services as Trustee, shall be paid by New Shire and New Shire shall at all times keep the Trustee indemnified in respect thereof.

11.2	The Trustee shall be entitled to such remuneration from New Shire for its services as the Trustee and New Shire may, from time to time, agree.

11.3	Where a sum is payable under this Trust Deed to the Trustee by New Shire, New Shire shall in addition pay to the Trustee in respect of VAT:

(A)
where the payment (or any part of it) constitutes the consideration (or any part thereof) for any supply of services by the Trustee, such amount as equals any VAT properly payable by the Trustee or any other member of a VAT group of which the Trustee is a member in respect of such supply, upon receipt of a valid VAT invoice; and

(B)
where the payment is to reimburse the Trustee for any cost, charge or expense incurred by it, such amount as equals any amount in respect of VAT charged to or incurred by the Trustee in respect of that cost, charge or expense and which the Trustee certifies is not recoverable by the Trustee or any other member of a VAT group of which the Trustee is a member by repayment, credit or otherwise (such certificate to be conclusive in the absence of manifest error).

12.	APPLICATION OF TRUST PROPERTY

12.1
The Trustee shall be obliged to apply the Trust Property for the purposes of the Trust and for no other purpose. For the avoidance of doubt, the Trustee shall not be permitted to apply the Trust Property to satisfy expenses.

12.2
Each payment by the Trustee to an Electing Shareholder or Electing Depositary Shareholder shall be made after making such deductions or with holdings as are necessary to meet the requirements of any legislation that may from time to time compel the Trustee to withhold any amounts, whether in respect of taxation or otherwise.

12.3	The Trustee may appoint, and maintain the appointment of, a paying agent for the purposes of administering payments to Electing Shareholders, Electing Depositary Shareholders, Old Shire and

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New Shire. The identity of the paying agent and the terms on which the paying agent is appointed shall be agreed with New Shire in advance of any appointment. The Trustee shall, upon the request of New Shire to do so, terminate the appointment of any such paying agent.

13.	INVESTMENT RESTRICTIONS

The dividend amounts forming part of the Trust Property, or any part thereof, shall be held in one or more bank accounts only and such amounts must be held in cash.

14.	AMENDMENTS OF TRUST DEED

The terms and conditions of this Trust Deed may be varied or supplemented, provided that:

14.1	no variation or supplementary provision shall have any force or effect unless it has been approved by New Shire;

14.2	no variation or supplementary provision shall have the effect that the purpose and object of the Trust, or the beneficial interests set out in clauses 2.1 and 2.2, are altered; and

14.3
should New Shire wish to have the Trust Deed amended, subject to clause 14.2, New Shire will be entitled to notify the Trustee in writing of the amendment so required and the Trustee shall do all things reasonably within its power to bring about such amendment unless so doing would be in breach of its fiduciary duties and/or its duties of care and skill.

15.	ENTIRE AGREEMENT

15.1	This Trust Deed constitutes the whole and only agreement between the parties relating to the Trust.

15.2	Each party acknowledges that in entering into this Trust Deed it is not relying upon any pre-contractual statement which is not set out in this Trust Deed.

15.3
Except in the case of fraud, no party shall have any right of action against any other party to this Trust Deed arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Trust Deed.

15.4
For the purposes of this clause, "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Trust Deed made or given by any person at any lime prior to the date of this Trust Deed.

16.	DISSOLUTION OF THE TRUST

16.1	The Trustee shall, at the request of New Shire, dissolve the Trust.

16.2	The Trust shall not endure for a period in excess of 80 (eighty) years from the date of execution of this Trust Deed.

16.3	Upon the dissolution of the Trust, the assets of the Trust, if any, shall be liquidated and distributed to the persons beneficially entitled to the assets under clauses 2.1 and 2.2.

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17.	COUNTERPARTS

This deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this deed, but all the counterparts shall together constitute but one and the same instrument.

18.	GOVERNING LAW

This Trust Deed is governed by and shall be construed in accordance with English law.

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IN WITNESS WHEREOF this Trust Deed has been executed and delivered as a deed on the date first above written.

Executed as a deed by
affixing the common seal of
LLOYDS TSB OFFSHORE
TRUST COMPANY LIMITED
in the presence of:	SEAL 1454

Director

Authorised Signatory

Executed as a deed by		)
SHIRE LIMITED		)

acting by
who,

in accordance with the laws of the territory in which Shire limited Is Incorporated, Is acting under the authority of Shire Limited

CE080430039

IN WITNESS WHEREOF this Trust Deed has been executed and delivered as a deed on the date first above written.

Executed as a deed by
affixing the common seal of
LLOYDS TSB OFFSHORE
TRUST COMPANY LIMITED
in the presence of:

Director

Secretary

Executed as a deed by		)
SHIRE LIMITED		)

acting by
Angus Russell	who,

in accordance with the laws of the territory in which Shire limited is incorporated, Is acting under the authority of Shire Limited		/s/ AC Russell

CE080430039